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                        ADMINISTRATIVE SERVICE AGREEMENT

                                     BETWEEN

                                DCM SERIES TRUST
                                       AND

                           ORBITEX FUND SERVICES, INC.


















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


                                      INDEX
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1.    APPOINTMENT AND DELIVERY OF DOCUMENTS...................................3


2.    DUTIES OF THE ADMINISTRATOR.............................................4


           ADMINISTRATION.....................................................4


           FUND ACCOUNTING....................................................6


3.  FEES AND EXPENSES.........................................................8


4.  STANDARD OF CARE, INDEMNIFICATION AND RELIANCE............................8


5.  LIMITATION OF SHAREHOLDER AND TRUSTEE LIABILITY...........................9


6.  EXPENSES ASSUMED AS ADMINISTRATOR........................................10


7.  REPORTS..................................................................10

8.  CONFIDENTIALITY..........................................................11


9.  PROPRIETARY INFORMATION..................................................11


10. ACCOUNTS AND RECORDS.....................................................11


11. ADDITIONAL FUNDS AND CLASSES.............................................12


12.  ASSIGNMENT..............................................................12


13.  EFFECTIVENESS, DURATION AND TERMINATION.................................12


14. MISCELLANEOUS............................................................13


SCHEDULE A...................................................................15
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(A) ADMINISTRATIVE SERVICE FEE:..............................................15


(B) EXPENSES.................................................................15


(C) STATE REGISTRATION (BLUE SKY) FILING FEE.................................15


(D) SPECIAL REPORTS..........................................................15


SCHEDULE B...................................................................16
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


                        ADMINISTRATIVE SERVICES AGREEMENT


         AGREEMENT made the 13th day of October 2002, as amended October 12, 2002, by and between DCM Series Trust, a Massachusetts business trust, having its principal office and place of business 7 Wells Avenue, Newton, MA 02459(the "Trust"), and Orbitex Fund Services, Inc., a New York corporation having its principal office and place of business at the Hauppauge Corporate Center, 150 Motor Parkway, Suite 205, Hauppauge, New York 11788 (the "OFD").

         WHEREAS, the Trust is offering shares of beneficial interest (the "Shares'") in an investment portfolio known as the "DCM Growth Fund" (the "Fund"), which is a series of the Trust; and

         WHEREAS, the Fund is a non-diversified open-end management investment company registered with the United States Securities and Exchange Commission (the "SEC") under the Investment Company Act of 1940, as amended (the "1940 Act"); and

         WHEREAS, the Trust desires that OFD perform certain administrative and fund accounting services for Fund listed in Schedule B hereto and OFD is willing to provide those services on the terms and conditions set forth in this Agreement;

         NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the Trust and OFS hereby agree as follows:


1. APPOINTMENT AND DELIVERY OF DOCUMENTS

         (a) The Trust, on behalf of each Fund listed in Schedule B, hereby appoints OFS, and OFS hereby agrees to act as administrator and fund accountant of the Trust for the period and on the terms set forth in this Agreement.

         (b) In connection therewith, the Trust has delivered to OFS copies of

               (i) the Trust's Agreement, Declaration of Trust and Bylaws (collectively, as amended from time to time, "Organizational Documents");

               (ii) the Trust's Registration Statement on Form N-1A and all amendments thereto filed with the United States Securities and Exchange Commission ("SEC") pursuant to the Securities Act of 1933, as amended ("Securities Act"), or the 1940 Act ("Registration Statement");

               (iii) the Trust's notification of registration under the 1940 Act on Form N-8A as filed with the SEC;

               (iv) the Trust's current Prospectus and Statement of Additional Information for each Fund (collectively, as currently in effect and as amended or supplemented, the "Prospectus");

               (v) each current plan of distribution or similar document adopted by the Trust under Rule 12b-1 under the 1940 Act ("Plan") and each current shareholder service plan or similar document adopted by the Trust ("Service Plan");

               (vi) all procedures adopted by the Trust with respect to Rule 17a-7 affiliated transactions; and shall promptly furnish OFS with all amendments of or supplements to the foregoing.

         (c) The Trust shall deliver to OFS a certified copy of the resolution of the Board of Trustees of the Trust ("Board") appointing OFS and authorizing the execution and delivery of this Agreement.


2.         DUTIES OF OFS

                                 ADMINISTRATION

         (a) Subject to the direction and control of the Board, OFS shall manage all aspects of the Trust's operations with respect to the Fund(s) except those that are the responsibility of any other service provider hired by the Trust, all in such manner and to such extent as may be authorized by the Board;

         (b) OFS shall provide persons suitable to the Board to serve as officers of the Trust;

         (c) OFS will provide the Trust with adequate general office space, communication facilities and personnel necessary to perform the services for the Trust described in this Section 2;

         (d) Oversee the performance of administrative and professional services rendered to the Trust by others, including its custodian, transfer agent, fund accountant and dividend disbursing agent as well as legal, auditing, shareholder servicing and other services performed for the Trust;

         (e) Assist the Fund's investment adviser in monitoring Fund holdings for compliance with the Prospectus, SEC investment and IRS taxation limitations and restrictions and assist in preparation of periodic compliance reports, as applicable;

         (f) Prepare and coordinate the printing of semi-annual and annual financial statements;

         (g) Prepare selected management reports for performance and compliance analyses agreed upon by the Trust and Administrator from time to time;

         (h) Advise the Trust and the Board on matters concerning the Trust and its affairs;

         (i) With the cooperation of the counsel to the Trust, the investment advisers, officers of the Trust and other relevant parties, prepare and disseminate materials for meetings of the Board, including agendas and selected financial information as agreed upon by the Trust and OFS from time to time; attend and participate in Board meetings to the extent requested by the Board; and prepare or cause to be prepared minutes of the meetings of the Board;

         (j) Determine income and capital gains available for distribution and calculate distributions required to meet regulatory, income, and excise tax requirements, to be reviewed by the Trust's independent public accountants;

         (k) Prepare the Trust's federal, state, and local tax returns to be reviewed and signed by the Trust's independent public accountants;

         (l) Prepare and maintain the Trust's operating expense budget to determine proper expense accruals to be charged to each Fund in order to calculate it's daily net asset value;

         (m) In consultation with counsel for the Trust, assist in and oversee the preparation, filing, printing and where applicable, dissemination to shareholders of the following:

               (i) amendments to the Trust's Registration Statement on Form
         N-1A;

               (ii) periodic reports to the Trustees, shareholders and the Commission, including but not limited to annual reports and semi-annual reports;

               (iii) notices pursuant to Rule 24f-2;

               (iv) proxy materials; and

               (v) reports to the SEC on Form N-SAR.

         (n) Coordinate the Trust's annual or SEC audit by:

               (i) assisting the Trust's independent auditors, or, upon approval of the Trust, any regulatory body, in any requested review of the Trust's accounts and records;

               (ii) providing appropriate financial schedules (as requested by the Trust's independent public accountants or SEC examiners); and

               (iii) providing office facilities as may be required.

         (o) After consultation with counsel for the Trust and the investment adviser, determine the jurisdictions in which Shares of the Trust shall be registered or qualified for sale; register, or prepare applicable filings with respect to, the Shares with the various state and other securities commissions, provided that all fees for the registration of Shares or for qualifying or continuing the qualification of the Trust shall be paid by the Trust;

         (p) Monitor sales of Shares, ensure that the Shares are properly and duly registered with the SEC;

         (q) Oversee the calculation of performance data for dissemination to information services covering the investment company industry, for sales literature of the Trust and other appropriate purposes;

         (r) Prepare, or cause to be prepared, expense and financial reports, including Fund budgets, expense reports, pro-forma financial statements, expense and profit/loss projections and fee waiver/expense reimbursement projections on a periodic basis;

         (s) Prepare authorization for the payment of Trust expenses and pay, from Trust assets, all bills of the Trust;

         (t) Provide information typically supplied in the investment company industry to companies that track or report price, performance or other information with respect to investment companies;

         (u) Assist the Trust in the selection of other service providers, such as independent accountants, law firms and proxy solicitors and perform such other record keeping, reporting and other tasks as may be specified from time to time in the procedures adopted by the Board, provided, that OFS need not begin performing any such task except upon sixty (60) days' written notice and pursuant to mutually acceptable compensation agreements;

         (v) OFS shall provide such other services and assistance relating to the affairs of the Trust as the Trust may, from time to time, reasonably request pursuant to mutually acceptable compensation agreements;

         (w) Except with respect to OFS' duties as specifically provided in this Agreement, the Trust assumes all responsibility for ensuring that the Trust complies with all applicable requirements of the Securities Act, the 1940 Act and any laws, rules and regulations of governmental authorities with jurisdiction over the Trust. All references to any law in this Agreement shall be deemed to include reference to the applicable rules and regulations promulgated under authority of the law and all official interpretations of such law or rules or regulations; and

         (x) In order for OFS to perform the services required by this Section 2, the Trust (i) shall cause all service providers to the Trust to furnish any and all information to OFS, and assist OFS as may be required and (ii) shall ensure that OFS has access to all records and documents maintained by the Trust or any service provider to the Trust.


                                 FUND ACCOUNTING

         (a) SERVICES. OFS may from time to time adopt procedures, or modify its procedures, to implement the terms of this Section. With respect to each Fund, OFS shall perform the following services:

         (i) Timely calculate the net asset value per share with the frequency prescribed in each Fund's then-current Prospectus and transmit the Fund's net asset value to NASDAQ, and communicate such net asset value to the Trust and its transfer agent;

         (ii) Calculate each item of income, expense, deduction, credit, gain and loss, if any, as required by the Trust and in conformance with generally accepted accounting practices ("GAAP"), SEC Regulation S-X (or any successor regulation) and the Internal Revenue Code of 1986, as amended (or any successor laws)("Code");

         (iii) OFS shall prepare and maintain on behalf of the Trust all books and records of each Fund, and each Class thereof, as required by Rule 31a-1 under the 1940 Act, and as such rule or any successor rule, may be amended from time to time, that are applicable to the fulfillment of OFS' duties hereunder, as well as any other documents necessary or advisable for compliance with applicable regulations as may be mutually agreed to between the Trust and OFS. Without limiting the generality of the foregoing, OFS will prepare and maintain the following records upon receipt of information in proper form from the Fund or its authorized agents:

               o    Cash receipts journal
               o    Cash disbursements journal
               o    Dividend record
               o    Purchase and sales - portfolio securities journals
               o    Subscription and redemption journals
               o    Security ledgers
               o    Broker ledger
               o    General ledger
               o    Daily expense accruals
               o    Daily income accruals
               o Securities and monies borrowed or loaned and collateral therefore
               o    Foreign currency journals
               o    Trial balances

         (iv) Make such adjustments over such periods as the Trust's administrator deems necessary, and communicates to OFS in writing, to reflect over-accruals or under-accruals of estimated expenses or income;

         (v) Provide the Trust and its investment adviser with daily portfolio valuation, net asset value calculation and other standard operational reports as requested from time to time;

         (vi) Provide all raw data available from its mutual fund accounting system for management's or the administrator's preparation of the following:

               1.      Semi-annual financial statements;
               2.      Semi-annual form N-SAR and Annual tax returns;
               4.      Financial data necessary to update form N-1A; and
               5.      Annual proxy statement.

         (vii) Provide facilities to accommodate annual audit by the Trust's independent accountants and, upon approval of the Trust, any audits or examinations conducted by the SEC or any other governmental or quasi-governmental entities with jurisdiction;

         (viii) Transmit to and receive from each Fund's transfer agent appropriate data on a daily basis and daily reconcile Shares outstanding and other data with the transfer agent;

         (ix) Periodically reconcile all appropriate data with each Fund's custodian; and

         (x) Perform such other record keeping, reporting and other tasks as may be specified from time to time in the procedures adopted by the Board; provided, that OFS need not begin performing any such task except upon sixty (60) days written notice and pursuant to mutually acceptable compensation agreements.

         OFS shall, for all purposes herein, be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust.

         (b) MAINTENANCE OF AND ACCESS TO RECORDS. OFS shall maintain records relating to its services, such as journals, ledger accounts and other records, as are required to be maintained under the 1940 Act and, specifically, Rule 31a-1 there under. The books and records pertaining to the Trust that are in possession of OFS shall be the property of the Trust. The Trust, or the Trust's authorized representatives, shall have access to such books and records at all times during OFS' normal business hours. Upon the reasonable request of the Trust, copies of any such books and records shall be provided promptly by OFS to the Trust or the Trust's authorized representatives. In the event the Trust designates a successor that assumes any of OFS' obligations hereunder, OFS shall, at the expense and direction of the Trust, transfer to such successor all relevant books, records and other data established or maintained by OFS under this Agreement.

         (c) INSPECTION OF RECORDS. In case of any requests or demands for the inspection of the records of the Trust maintained by OFS, OFS will endeavor to notify the Trust and to secure instructions from an authorized officer of the Trust as to such inspection. OFS shall abide by the Trust's instructions for granting or denying the inspection; provided, however, that OFS may grant the inspection without instructions if OFS is advised by counsel to OFS that failure to do so will result in liability to OFS.

OFS shall for all purposes herein, be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.


3.         FEES AND EXPENSES

         (a) FEES. For the services provided by OFS pursuant to this Agreement, the Trust, on behalf of each Fund, agrees to pay OFS the fees set forth in Schedule A hereto. Fees will begin to accrue for each Fund on the latter of the date of this Agreement or the date of commencement of services to the Fund.

         (b) EXPENSES. In addition to the fees paid under subsection (a), the Trust agrees to reimburse OFS for out-of-pocket expenses or advances incurred by OFS for the items set out in Schedule A. In addition, the Trust will reimburse any other expenses incurred by OFS at the request or with the consent of the Trust.

         (c) FEE CHANGES. The fees, out-of pocket expenses and advances identified in subsections (a) and (b) above may be changed from time to time subject to written agreement between the Trust and OFS.

         (d) DUE DATE. All fees under subsection (a) above are due and payable within ten (10) days of receipt of the invoice. All expenses under subsection
(b) above are due and payable within fifteen (10) days of receipt of the invoice.


4.         STANDARD OF CARE, INDEMNIFICATION AND RELIANCE

         (a) STANDARD OF CARE. OFS shall be held to the exercise of reasonable care in carrying out the provisions of the Agreement, but shall be without liability to the Fund for any action taken or omitted by it in good faith without gross negligence, bad faith, willful misconduct or reckless disregard of its duties hereunder. OFS shall be entitled to rely upon and may act upon the accounting records and reports generated by the Fund, advice of the Fund, or of counsel for the Fund and upon statements of the Fund's independent accountants, and shall be without liability for any action reasonably taken or omitted pursuant to such records and reports or advice, provided that such action is not, to the knowledge of the Administrator, in violation of applicable federal or state laws or regulations, and provided further that such action is taken without negligence, bad faith, willful misconduct or reckless disregard of its duties.

         (b) INDEMNIFICATION. OFS shall not be liable to the Fund for any error of judgment or mistake of law or for any loss arising out of any act or omission by OFS in the performance of its duties hereunder except as hereinafter set forth. Nothing herein contained shall be construed to protect the Administrator against any liability to the Fund or their security holders to which OFS shall otherwise be subject by reason of willful misfeasance, bad faith, negligence in the performance of its duties on behalf of the Fund, reckless disregard of OFS' obligations and duties under this Agreement or the willful violation of any applicable law.

         (c) RELIANCE. OFS shall not be liable for any action taken or failure to act in good faith reliance upon:

         (ii) advice from the Trust or from counsel, who may be counsel to the Trust or counsel to OFS ;

         (iii) any oral instruction which it receives and which it reasonably believes in good faith was transmitted by the person or persons authorized by the Board to give such oral instruction (OFS shall have no duty or obligation to make any inquiry or effort of certification of such oral instruction.);

         (iv) any written instruction or certified copy of any resolution of the Board, and OFS may rely upon the genuineness of any such document, copy or facsimile thereof reasonably believed in good faith by OFS to have been validly executed; or

         (v) any signature, instruction, request, letter of transmittal, certificate, opinion of counsel, statement, instrument, report, notice, consent, order, or other document reasonably believed in good faith by OFS to be genuine and to have been signed or presented by the Trust or other proper party or parties;

and OFS shall not be under any duty or obligation to inquire into the validity or invalidity or authority or lack of authority of any statement, oral or written instruction, resolution, signature, request, letter of transmittal, certificate, opinion of counsel, instrument, report, notice, consent, order, or any other document or instrument which OFS reasonably believes in good faith to be genuine.

         (d) ERRORS OF OTHERS. OFS shall not be liable for the errors of other service providers to the Trust, including the errors of pricing services (other than to pursue all reasonable claims against the pricing service based on the pricing services' standard contracts entered into by OFS) and errors in information provided by an investment adviser (including prices and pricing formulas and the untimely transmission of trade information), custodian or transfer agent to the Trust.

         (e) NAV ERRORS. If an error in pricing the NAV is equal to or greater than 1/2 of 1.0% of the NAV and the effect on any shareholder is greater than $25.00, OFS will reprocess the activity for shareholders who are impacted by $25.00 or more and the responsible party will reimburse the Fund for the amount of the net loss and shall reimburse OFS for all reasonable reprocessing costs. If the error in pricing the NAV is less than 1/2of 1.0% of the NAV and the Fund is in a net loss position because of a pricing error greater than $0.01 per share, the responsible party will reimburse the Fund for the amount of the net loss.

         (f) DEFINITION OF "NAV DIFFERENCE". For purposes of this Agreement, (i) the NAV Difference shall mean the difference between the NAV at which a shareholder purchase or redemption should have been effected ("Recalculated NAV") and the NAV at which the purchase or redemption is effected, divided by the Recalculated NAV, (ii) NAV Differences and any OFS liability arising there from are to be calculated each time the NAV of a Fund or Class is calculated,
(iii) in calculating any NAV Difference for which OFS would otherwise be liable under this Agreement for a particular NAV error, Fund losses and gains shall be netted and (iv) in calculating any NAV Difference for which OFS would otherwise be liable under this Agreement for a particular NAV error that continues for a period covering more than one NAV determination, Fund losses and gains for the period shall be netted.


5.         LIMITATION OF SHAREHOLDER AND TRUSTEE LIABLILITY

         The Trustee of the Trust and the shareholder of the Fund shall not be liable for any obligations of the Trust or of the Funds under this Agreement, and OFS agrees that, in asserting any rights or claims under this Agreement, it shall look only to the assets and property of the Fund (or Funds) to which OFS' right or claims relate in settlement of such rights or claims, and not to the Trustees of the Trust or the shareholders of the Funds. The term "DCM Series Trust" means and refers to the Trustees from time to time serving under the Trust's Declaration of Trust as the same may subsequently thereto have been or subsequently hereto be, amended. It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the trustees, shareholders, ominewws, officers, agents or employees of the Trust personally, but bind only the trust property of the Trust, as provided in the Declaration of Trust of the Trust. The execution and delivery of this Agreement have been authorized by the trustees and shareholders of the Trust and signed by the officers of the Trust, acting as such, and neither such authorization by such trustees and shareholders nor such execution and delivery by such officers shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust as provided in its Declaration Trust. A copy of the Agreement and Declaration of Trust of the Trust is on file with the Secretary of the Commonwealth of Massachusetts.

         EXPENSES ASSUMED AS ADMINISTRATOR

         Except as otherwise specifically stated in this Agreement, OFS shall pay all expenses incurred by it in performing its services and duties as Administrator. The Trust will bear all other expenses to be incurred in the operation of the Funds (other than those borne by the Adviser) including:

     (a)  taxes;
     (b)  interest;
     (c)  brokerage fees and commissions, if any;
     (d) fees for Trustees who are not officers, directors, partners, employees or holders of five percent (5%) or more of the outstanding voting securities of the Adviser or OFS or any of their affiliates;
     (e)  Securities and Exchange Commission fees;
     (f)  state blue sky registration or qualification fees;
     (g)  advisory fees;
     (h)  charges of custodians;
     (i)  transfer and dividend disbursing agents' fees;
     (j)  certain insurance premiums;
     (k)  outside auditing and legal expenses;
     (l)  costs of maintaining corporate existence;
     (m) costs attributable to shareholder services, including without limitation telephone and personnel expenses;
     (n)  costs of preparing and printing Prospectuses for regulatory purposes;
     (o)  costs of shareholders' reports and Trust meetings; and
     (p)  any extraordinary expenses.


7.         REPORTS

         (a) The Trust shall provide to OFS on a quarterly basis a report of a duly authorized officer of the Trust representing that all information furnished to OFS during the preceding quarter was true, complete and correct to the best of its knowledge. OFS shall not be responsible for the accuracy of any information furnished to it by the Trust, and the Trust shall hold OFS harmless in regard to any liability incurred by reason of the inaccuracy of such information.

         (b) OFS shall provide to the Board of Trustees of the Trust, on a quarterly basis, a report, in such a form as OFS and the Trust shall from time to time agree, representing that, to its knowledge, the Trust was in compliance with all requirements of applicable federal and state law, including without limitation, the rules and regulations of the Securities and Exchange Commission and the Internal Revenue Service, or specifying any instances in which the Trust was not so in compliance. Whenever, in the course of performing its duties under this Agreement, OFS determines, on the basis of information supplied to OFS by the Trust, that a violation of applicable law has occurred, or that, to its knowledge, a possible violation of applicable law may have occurred or, with the passage of time, could occur, OFS shall promptly notify the Trust and its counsel of such violation.

8.         CONFIDENTIALITY

         OFS and the Trust agree that all books, records, information, and data pertaining to the business of the other party, which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except that OFS may:

         (a) prepare or assist in the preparation of periodic reports to shareholders and regulatory bodies such as the SEC;

         (b) provide information typically supplied in the investment company industry to companies that track or report price, performance or other information regarding investment companies; and

         (c) release such other information as approved in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where OFS may be exposed to civil or criminal liability or proceedings for failure to release the information, when requested to divulge such information by duly constituted authorities or when so requested by the Trust and the Adviser.


9.         PROPRIETARY INFORMATION

         (a) PROPRIETARY INFORMATION OF OFS. The Trust acknowledges that the databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals maintained by OFS on databases under the control and ownership of OFS or a third party constitute copyrighted, trade secret, or other proprietary information (collectively, "Proprietary Information") of substantial value to OFS or the third party. The Trust agrees to treat all Proprietary Information as proprietary to OFS and further agrees that it shall not divulge any Proprietary Information to any person or organization except as may be provided under this Agreement or required by law.

         (b) PROPRIETARY INFORMATION OF THE TRUST. OFS acknowledges that the Shareholder list and all information related to Shareholders furnished to OFS by the Trust or by a Shareholder in connection with this Agreement (collectively "Customer Data") constitute proprietary information of substantial value to the Trust. In no event shall Proprietary Information be deemed Customer Data. OFS agrees to treat all Customer Data as proprietary to the Trust and further agrees that it shall not divulge any Customer Data to any person or organization except as may be provided under this Agreement, as may be directed by the Trust or required by law.


10.        ACCOUNTS AND RECORDS

         The accounts and records maintained by OFS shall be the property of the Funds, and shall be surrendered to the Funds, at the expense of the Funds, promptly upon request by the Funds, provided that all service fees and expenses including all reasonable deconversion fees charged by OFS in the performance of its duties hereunder have been fully paid to the satisfaction of OFS, in the form in which such accounts and records have been maintained or preserved. OFS agrees to maintain a back up set of accounts and records of the Funds (which back-up set shall be updated on at least a weekly basis) at a location other than that where the original accounts and records are stored. OFS shall assist the Funds' independent auditors, or, upon approval of the Funds, any regulatory body, in any requested review of the Funds' accounts and records. OFS shall preserve the accounts and records, as they are required to be maintained and preserved by Rule 31a-1.

11.        ADDITIONAL FUNDS AND CLASSES

         In the event that the Trust establishes one or more series of Shares or one or more classes of Shares after the effectiveness of this Agreement, such series of Shares or classes of Shares, as the case may be, shall become Funds and Classes under this Agreement. However, either OFS or the Trust may elect in writing not to make any such series or Classes subject to this Agreement.


12.        ASSIGNMENT

         This Agreement shall extend to and shall be binding upon the parties hereto and their respective successors and assigns; PROVIDED, HOWEVER, that this Agreement shall not be assignable by the Trust without the prior written consent of OFS.

         OFS may subcontract any or all of its responsibilities pursuant to this Agreement to one or more corporations, trusts, firms, individuals or associations, which may or may not be affiliated persons of OFS and which agree to comply with the terms of this Agreement; PROVIDED, HOWEVER, that any such subcontracting shall not relieve OFS of its responsibilities hereunder. OFS may pay those persons for their services, but no such payment will increase OFS' compensation from the Trust.


13.        EFFECTIVENESS, DURATION AND TERMINATION

         (a) EFFECTIVE DATE. This Agreement shall become effective on the date first above written.

         (b) TERM. This Agreement shall remain in effect for a period of two (2) years from the date of its effectiveness and shall continue in effect for successive twelve-month periods provided that the members of the board of the Trust specifically approve such continuance at least annually.

         (c) TERMINATION. Either party can terminate this Agreement upon ninety
(90) day's prior written notice. Compensation due OFS and unpaid by the Trust upon such termination shall be immediately due and payable upon, and notwithstanding, such termination.

         (d) REIMBURSEMENT OF OFS' EXPENSES. Should the Fund exercise its right to terminate, all out-of-pocket expenses associated with the movement of records and material will be borne by the Fund. Additionally, the Administrator reserves the right to charge for any other reasonable costs expenses associated with such termination.

         (e) SURVIVAL OF CERTAIN OBLIGATIONS. The obligations of Sections 4, 5, 8, and 9, and 10 shall survive any termination of this Agreement.

         (f) FORCE MAJEURE. In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable to the other party for any damages resulting from such failure to perform or otherwise from such causes.


14.        MISCELLANEOUS

         (a) AMENDMENTS. No provisions of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by both parties hereto.

         (b) GOVERNING LAW. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of New York.

         (c) ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

         (d) COUNTERPARTS. The parties may execute this Agreement on any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same instrument.

         (e) SEVERABILITY. If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected by such determination, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

         (f) HEADINGS. Section and paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

         (g) NOTICES. All notices and other communications hereunder shall be in writing, shall be deemed to have been given when received or when sent by telex or facsimile, and shall be given to the following addresses (or such other addresses as to which notice is given):

           TO THE TRUST:                           TO OFS:

           Jonathan J. Derby                       Kevin P. Meehan
           Co-Chairman & Vice President            President
           DCM Series Trust                        Orbitex Fund Service, Inc.
           7 Wells Avenue                          150 Motor Parkway, Suite 205
           Newton, MA 02459                        Hauppauge, NY 11788


         (h) DISTINCTION OF FUNDS. Notwithstanding any other provision of this Agreement, the parties agree that the assets and liabilities of each Fund of the Trust are separate and distinct from the assets and liabilities of each other Fund and that no Fund shall be liable or shall be charged for any debt, obligation or liability of any other Fund, whether arising under this Agreement or otherwise.

         (i) CONSEQUENTIAL DAMAGES. Neither party to this Agreement shall be liable to the other party for consequential damages under any provision of this Agreement or for any act or failure to act hereunder.

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         (j) NONLIABILITY OF AFFILIATES. No affiliated person (as that term is defined in the 1940 Act), employee, agent, director, officer or manager of OFS shall be liable at law or in equity for OFS' obligations under this Agreement.

         (k) REPRESENTATION OF SIGNATORIES. Each of the undersigned expressly warrants and represents that they have full power and authority to sign this Agreement on behalf of the party indicated and that their signature will bind the party indicated to the terms hereof.

 IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


        DCM SERIES TRUST                      ORBITEX FUND SERVICE, INC.


                                               By:__________________________
By:____________________________
   Jonathan J. Derby                              Kevin P. MeehanCo-Chairman &
   President                                      Vice President

                                   SCHEDULE A


(A)        ADMINISTRATIVE SERVICE FEE:

         For the services rendered by the Administrator in its capacity as administrator, as specified in Paragraph 1. DUTIES OF THE ADMINISTRATOR., the Fund shall pay the Administrator within ten (10) days after receipt of an invoice from the Administrator at the beginning of each month, a fee equal to the greater of:

        CALCULATED FEE WILL BE BASED UPON PRIOR MONTH AVERAGE NET ASSETS:
                          (No prorating partial months)

|X| NOTE: Monthly minimum services fee per portfolio, exclusive of legal and distribution costs, are as follows (based upon Average Net Assets):

                         Minimum Monthly l Fee - $3, 750
                                       OR,

                                NET ASSET CHARGE:

>> 1/12th of 0.175% (17.5 basis points) of first $20 million of average net assets of Fund for month; plus
>> 1/12th of 0.095% (9.5 basis points) of next $80 million of average net assets of Fund for month; plus
>> 1/12th of 0.045% (4.5 basis points) of next $200 million of average net assets of Fund for month; plus
>> 1/12th of 0.02% (2 basis points) of all average net assets of Fund for month in excess of $300 million


(B)        EXPENSES

         The following expenses will be charged to the Fund as incurred by the Administrator in connection with the performance of its duties to include but are not limited to, the printing or filing of documents for the Fund, travel, daily quotation fees, capital change information, telephone toll charges, facsimile transmissions, supplies (related to Fund records), record storage, postage and courier charges, pro-rata portion of SAS 70 review, cost of preparing materials necessary for annual review of investment advisory agreement ( 15c Report) and NASDAQ insertion fee . The Administrator shall provide the Fund with a monthly invoice of such expenses and the Fund shall reimburse the Administrator within fifteen (15) days after receipt thereof.


(C)        STATE REGISTRATION (BLUE SKY) FILING FEE

         The fees enumerated in paragraph (a) above do not include the initial state registration, renewal and maintenance of registrations (as detailed in Paragraph 1(k) DUTIES OF THE ADMINISTRATOR). Each state registration requested will be subject to the following fees:


                       Initial registration ............... $295.00
                       Registration renewal ............... $150.00
                       Sales reports (if required) ........ $ 25.00

 (D)       SPECIAL REPORTS

         All reports and /or analyses requested by the Fund, its auditors, legal counsel, portfolio manager, or any regulatory agency having jurisdiction over the Fund, that are not in the normal course of fund administrative activities as specified Paragraph 1 DUTIES OF THE ADMINISTRATOR shall be subject to an additional charge, agreed upon in advance, based upon the following rates:

                       Labor:
                         Senior staff - $150.00/hr.
                         Junior staff - $ 75.00/hr.
                         Computer time - $45.00/hr.







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